DOLLAR FINANCIAL GROUP
                                                         Moderator: Don Gayhardt
                                                  November 4, 2004/3:00 p.m. CST







                             DOLLAR FINANCIAL GROUP

                                November 4, 2004
                                  3:00 p.m. CST


Coordinator         Good afternoon and thank you for standing by. Welcome to the
                    Dollar  Financial  Group  Fiscal  Year  2005  First  Quarter
                    Earnings Conference Call. All participants will be able to listen only until the question and answer session. Today's conference is being recorded. If anyone has any objections, you may disconnect at this time. At this time I'd like to turn the meeting over to Mr. Don Gayhardt. Mr. Gayhardt, you may begin.

D.Gayhardt          Thank you. Good afternoon,  everybody.  Before we begin with our 2005 Fiscal First Quarter Operating Results, I'd like to remind you that the remarks made during this conference call about  future  expectations,  trends,  plans,  forecast  and performance  for  Dollar  Financial  Group,  Inc.  and  it's markets or  forward-looking  statements  within the means of the  Private  Securities  and  Reform  Act  of  1995.  These
                    forward-looking  statements  reflect  our  current  beliefs, estimates  and  expectations  that involve a number of risks
                    and   uncertainties.   Listeners   are  cautioned  as  these
                    forward-looking statements may differ materially from actual future events or performance and are advised not to place any undue reliance on any forward-looking statements, which speak only as of the date of this call.

                    Factors that could affect results are outlined in our press release dated October 29, 2004. A more thorough listing of risk factors are discussed in our annual report on form 10-K.

                    In addition, I'll remind you that we have an equity offering for our parent company, Dollar Financial Corp. currently in registration with the SEC. As most of you know, we postponed our IPO at the end of July. However, it was a postponement not a cancellation, so that registration statement is still open with the SEC.

                    With that, I'd like to turn it over to Jeff for some introductory remarks before discuss the financial results.

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J.Weiss             Thanks, Don. Good afternoon,  everyone.  We are very pleased to report another strong quarter. Don will provide you with more specific details but we continue to believe that the secular trends that we have spoken of many times in the past continue to accelerate and drive our business. In addition, our internal profitability improvement efforts, technology improvements and two-part refinancing that we completed in fiscal year 2004 continue to pay dividends by providing us the ability to generate excess non-inventory cash and improve our financial flexibility.

                    The economy in each of our three major markets continues to perform well. As indicated by the latest jobs report we are seeing signs of some moderation in the U.S. economy. However, we still believe that, at least from our vantage point with our target customer base, job and wage growth continues albeit at a slower pace than we saw in the latter part of our fiscal year ended June 30, 2004.

                    I'd like to take a few minutes to review our accomplishments during Fiscal 2005 first quarter. Overall our financial results were outstanding. Don will give you more of the details later, but we realized record revenue and adjusted EBITDA for the quarter. In addition, we realized significant increases in same store sales, total revenue, store level and operating margins and net income.

                    During the quarter, we added 12 new company-owned locations, 11 de-novo sites and we acquired one store located in the U.K. We continue to see transaction volume growth across the board. Specifically, check volume as measured by the face amount of checks cashed grew 6%. Loan volumes measured by company funded dollars lent grew 44.8% and our loan servicing revenue increased 26.8%.

                    Additionally, we generated significant free cash flow and now have ample liquidity and flexibility to operate and grow our business in all three markets. We had an average excess cash balance of $9.3 million during the month of September, and we had average available balance on our U.S. revolving credit facility of $50.5 million, and an average available balance of $10 million on our Canadian credit facility. Lastly, our credit metrics continue to be in line with our expectations and recent trends.

                    I'll turn it over to Don now to provide some more detail of the financial results for the year and the quarter, as well as some guidance for 2005. Thanks.

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D.Gayhardt          Thanks,  Jeff.  Our September  quarter really was a terrific beginning for fiscal 2005. During the quarter, total revenue increased 16.1% over the prior year to $66.2 million. Comparable retail store sales defined as company-owned stores that are open for at least 15 continuous months prior to September 30, 2004 increased 15.9% or $9 million, both by strong increases in U.S., Canadian, and U.K. loan fees, as well as U.K. check-cashing revenues. Specifically, total check-cashing fees increased 6.5%; net consumer lending revenue increased 27.2%; and other revenue increased 19.3%.

                    I should point out that while we certainly are benefiting from a weaker dollar relative to the Canadian loony and the British pound, same-store sales and constant dollars again, factoring out the currency impact increased 11.2% or $6.7 million in the quarter.

                    As Jeff mentioned, our loss metrics are well in line with our expectation and continued strong performance, particularly in the U.S. with strong credit quality and a modest reduction in losses as a percentage of gross revenue.

                    On the bad check side, bad checks and cash shortages taken together were approximately 8.2% of check cashing fees versus 9.0% for the prior year period.

                    Our provision for loan losses and servicing fee adjustments was 25.8% of gross loan fees during the 2005 fiscal first quarter compared with 25.6% in the prior year period.

                    As we talked about before, we believe our significant investment in centralized systems and scalable call center infrastructure has given us a market leading advantage in our ability to profitably grow our loan business in a controlled fashion.

                    Again, as we've discussed on prior calls, we continue to look for targeted opportunities to grow our lending volume, while taking measured credit risk. A great example of this is our Canadian lending business, which has the lowest loss rate of all three of our markets. We've had a lot of success doing just that over the past two quarters. The Canadian market realized a 41.8% increase in loan volume in the fiscal first quarter ended September 30, 2004, as compared to the prior year period, while our loss rate for the quarter remained very favorable at 1.8% of company-funded originations in Canada.

                    The margin expansion that we've seen over the past eight quarters continued as our store operating margin defined as total revenue less expenses directly related to operating our stores, including certain regional administrative costs, increased to 35.9% from 33.2% in the same period one year ago.

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                    Corporate expense for the fiscal 2005 first quarter was $9.5 million or 14.4% of revenue, compared to $7.2 million and 12.7% of total revenue for the prior year period. The increase as a percentage of total revenue is primarily related to increased salary and benefits, professional fees and other related expenses, many of these expenses falling in our international markets.

                    Adjusted EBITDA increased $3.0 million or 23% to $16.1 million for the fiscal first quarter from $13.1 million for the prior year period. Adjusted EBITDA as a percentage of total revenue increased to 24.3% for the fiscal first quarter from 23% for the prior fiscal period. I should point out that adjusted EBITDA is not an item prepared in accordance with GAAP and I encourage you to review the net income to adjusted EBITDA reconciliation that I've provided in our earnings release. That earnings release is available on our website, www.dfg.com.

                    One final point on the P&L, net income increased $2.2 million to $3.4 million for the quarter up from $1.1 million in the prior year period.

                    On the balance sheet, our cash number of $81.9 million as of September 30th includes $7.4 million of excess non-inventoried cash. We had $3.6 million of borrowings on our $52.8 million U.S. credit facility and we had no borrowings on our $10 million Canadian revolver at September 30th. During the September quarter, our peak revolver borrowings were $9.9 million.

                    As we stated before in the U.S., Canada and in the U.K., we continue to look for strategically, geographically interesting and accretive acquisitions from a leverage and value standpoint. We closed on one store acquisition in the quarter and we continue to look for others in all three markets.

                    I want to turn now and talk about guidance for the fiscal year ending June 30, 2005. As always, before we give you the numbers, I have to remind you that these statements are made as of this date and indicate only expectations of Jeff and the rest of the management team as of this date. These statements supersede any and all previous statements made by the company regarding the matters addressed. These statements are forward-looking statements that cannot be guaranteed and may prove to be wrong. This outlook is based upon various assumptions which include but are not limited to the following; no material change in the products and services offered in all the cases as of September 30, 2004; and no material adverse results in litigation or regulatory proceedings against the company that currently exist or that may arise in the future.

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                    Having said that, from a store  standpoint we reiterated our plan to open 25 to 35 more company-owned stores and 20 to 25 new franchise locations during fiscal 2005. Additionally, I
                    should   mention   that  we're   contemplating   opening  an
                    additional ten to 15 stores in various markets in the United States, but none of these stores are incorporated in the revenue and EBITDA guidance numbers I'm about to discuss. We look forward to talking more about our U.S. growth plan, new store growth plan, on future calls.

                    Given the strong performance of our business during the fiscal 2005 first quarter and our view about the trends for the remainder of the year, we have increased our estimate of revenue and adjusted EBITDA for the full year. Our revised revenue estimate will range from $265 million to $270 million. That's growth of 8% to 10%, up from fiscal '04 and an increase from our previously presented guidance of $261 million to $265 million.

                    Adjusted EBITDA estimate for the full year ranged from $71 million to $73 million; that's growth of 10% to 13% over the comparable 2004 fiscal year numbers and that is up from previously presented guidance of $69 million to $71 million. I have to point out again that adjusted EBITDA is a non-GAAP financial measure and the most comparable GAAP financial measure is net income.

                    With that, we will be happy to take any questions that you have.

Coordinator         Thank you.  Michelle  Dragonetti from CSFB, you may ask your question.

M.Dragonetti        Good afternoon,  just a little bit more detail,  perhaps, on your new store openings that you're expecting. I missed the first couple minutes of the call, so I apologize if you've went over this. But you just mentioned in terms of guidance, 25 to 35 company-owned, 20 to 25 franchised. Can you give us a little more detail in terms of geography?

D.Gayhardt          The 25 to 35, which we talked about at the last call we did,
                    Michelle,  those are stores primarily in Canada and the U.K.
                    probably somewhere in the neighborhood of 20 to 25 of those stores in Canada, the balance in the U.K.

M.Dragonetti        So, no change to that?

D.Gayhardt          No real change to that. I think what we're changing is that, and again, we haven't incorporated any revenue earnings from these stores or start-up losses from an additional ten to 15 stores that we're contemplating opening in the U. S. We're really sort of doing a good deal of market assessment right now. These would likely be stores that are more loan office focus as opposed to check-cashing related. But we're just, I guess, not far enough along in the market assessment to sort of be definitive about it yet. But that's the basic idea, ten to 15 loan stores in the U.S. that would open during the second half of the fiscal year.

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M.Dragonetti        Just an update on the U.S. franchising?

D.Gayhardt          We have signed franchise  agreements to open our first three franchise locations in the U.S. We expect those stores to open sometime before the end of, I think, the fiscal third quarter. We have a lot of other opportunities in the pipeline which just aren't in a stage that we can be more definitive about them on the call. But I suspect we'll have some more to say about that fairly soon.

M.Dragonetti        Any  other  developments  for  new  products,   new  service
                    offerings, any other ideas there?

D.Gayhardt          I think as we  talked  about it  certainly  in our  earnings release, we talked about our card program, which is probably the most identifiable product right now. We have that in all of our locations in Canada; we have it in two-thirds of our locations in the U.S., and we'll finish the roll-out to all of our U.S. stores during this quarter and that continues to do quite well.

                    What we've done is, we've talked about this before, and we've done quite well in the U.K. with the installment lending program. We continue to test that program in the U.S. and Canada. We like what we see, but it's just not at a stage where it's material enough to the results for us to talk about it in much more detail. We talked about the card programs and the loan programs like we did on the last call and I think those are still progressing very well. We just want to get those to the point where they're more in kind of full roll-out stage and we'll give you some more definitive numbers on that.

J.Weiss And to that end, we have in development in each of the geographies, five to ten new products at any given moment but I think for purposes of this call it's not apt to discuss them until they're further along.

M.Dragonetti        Just a quick question,  you had said that you're  continuing to evaluate potential acquisitions. Anything that you can talk about in terms of larger size or groups of locations, anything on the horizon there?

J.Weiss I think that for all sorts of reasons, not the least of for competitive reasons, we'd prefer to delay those discussions until we have something, if anything, to report.

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D.Gayhardt          I think the lawyers would  probably  break into the room and make us stop talking about it anyway if we started because they're not at a state where we can make an announcement. I can make a broad, kind of an industry-wide statement. There is a good deal more activity in the MA market in general, particularly in the U.S. Obviously some of that has to do with there's been a lot of capital markets activity and there's more capital in the industry. It's certainly the larger operators, by larger I would probably say people north of 50 stores, have certainly taken note of that, and I think there are a number of opportunities that are, we'll call them, generally available in the market and we're looking at a lot of things right now.

M.Dragonetti        I guess that was more my question,  not so much a definitive plan or something that you have pending, but you're still seeing attractive groups or not larger acquisitions in terms of 20, 30, 40 stores, but larger than a one-off or two.

D.Gayhardt          Sure,  I think  if you  divide  the  world  into mom and pop chains and companies, certainly there are, the mom and pops, we very much have to go sort of seek those out on our own, and we have a lot of people that do that or people in each market that do that. In the chains of stores, what you just say, call it 20 to 70 stores, generally those are people who we have conversations from time to time, but at some point decide to make the company available for sale; and we're seeing a lot more of that right now.

J.Weiss             And we  certainly  have  made  known to the  market  and the
                    market   knows   that   we  have  an   interest   in   those
                    opportunities.

Coordinator         Our next question is from Jim Wolf from First Albany.

J.Wolf Good afternoon, Don, a question for you. With same store growth on a constant dollar basis being about 11%, can you break that down in terms of how much is being driven by volumes and give us a sense of, maybe, how much of that is just being driven by increased utilization by the same borrowers?

D.Gayhardt          Well,  we  haven't  really  seen.  In Canada we have  within certain  credit  parameters  increased  the size of the loan that is  available  to  certain  more kind of credit  worthy consumers.  So,  we're  seeing,  if you were to break volume down into number of transactions  and size of  transactions, we're seeing more growth with the loans are somewhat  larger but we are seeing a lot of volume  growth there as well.  In terms of call it  repeat  business  with  the same  customer borrowing  with more  frequency,  I don't  think we've seen, really,  any  movement in that one way or another.  We watch those stats pretty closely, but particularly if you take our oldest  markets in the U.S. where we've been lending now for
                    eight  or  nine  years,   the  numbers  have  stayed  fairly
                    consistent with the number of loans that an average customer takes out per year. We watch that stuff pretty closely.

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J.Wolf              With  respect to the IPO and I don't mean to ask you when or if or what, but if, in fact, you get the IPO done and given the fact that you're talking about $71 million to $73 million EBITDA next year that's going to leave you with a significant amount of free cash flow. I was wondering, first, do you have cap ex guidance for next year or for fiscal '05? Secondly, to the extent that you do have a significant amount of free cash flow what would be the plans for that?

D.Gayhardt          We haven't  specifically  given cap ex  guidance  so I guess what I would say is I think we're spending the money, if you were to look at our cap ex number for the first quarter, when it comes out in the Q, which we'll file shortly here, I think it's fair to say that we'll spend the money fairly ratably over the year. That's a pretty good approximation four times that number is a pretty good approximation of what we'll spend over the year. So, I guess that's probably as far as we want to go in terms of definitive guidance on that.

                    What was the second part of the question again? I'm sorry.

J.Wolf The prospects of having a significant amount of free cash flow and what you might do with that.

D.Gayhardt          We  talked  about on the  acquisition  front a lot of things that we continue to look at. I would say that is probably the first area where we'd look to for the first use for that free cash.

J.Wolf Does the potential IPO, does a potentially new public security currency change your approach towards potential acquisitions next year? In other words, are you likely to use that?

D.Gayhardt          I think maybe there'd be some ability to do that but I think by and large if you look at the history of the acquisitions that we've done and the acquisitions that are done in our industry, I think by and large they're cash deals.

J.Wolf Last question for you given I know you're kind of holding back with respect to stores open in the U.S. and that's not incorporated in the guidance. A lot of people are coming off of very successful quarters. There's been a lot of talk about expansion of locations. I'm just wondering, in your day-to-day as you look around at potential targets or territories to go into, are you seeing increasing activity coming from the larger competitors? Have you started to bump into them more frequently?

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D.Gayhardt          I don't think necessarily we're seeing more competition from larger, I think what you see is companies that continue to grow. A lot of the companies that are out there, the top four or five companies in the industry were basically Greenfield companies. The companies have only been in business five or six years, maybe a little bit more. So, if you're talking about companies now that have 700 or 900 stores, and they've been opening 125 to 150 stores a year every year, and I think they continue to go along that clip. So, I think that's more kind of on the payday side.

                    I think certainly the check-cashing side, we've been talking about, that's a very competitive business in the U.S. and really has been for some time. But on the payday side, I don't think we're necessarily seeing more competition I just think we're seeing the same level of what I would probably characterize as pretty healthy competition; competition for new sites; competition for employees; and competition for the good customers. But I don't think it precludes the kind of store opening that we're talking about.

Coordinator         Larry Clark from TCW you may ask your question.

L.Clark A few questions; Don, can you give us an idea of what the revenue and the EBITDA impact of the favorable foreign exchange rates were for the quarter?

D.Gayhardt          I think if you look on the  revenue  side if you look at our comp store sales our total comp store sales increased 15.9 % or $9 million. Then we talked about the, in constant dollars, comp store sales were 11.2% or $6.7 million increase. So, on a comp store sales base, the revenue impact was $2.3 million. I'm sorry; the currency impact was $2.3 million. Does that make sense?

L.Clark Therefore the EBITDA impact was probably a little bit less than that.

D.Gayhardt          I think  probably  it's a little  bit less  than  half  that number you call a rate pick-up.

L.Clark Is there a shift in the percentage of loans that you originate that are on balance sheet versus third-party banks? It seems like your policy was to shift more on balance sheet. Can you give us any idea if that is occurring and what we're likely to see there?

D.Gayhardt          I think what you're  seeing is, I'm just pulling the numbers together here, but I think what you're seeing is just if you look at what's  kind of the  growth  characteristics  of the different,  the Canadian loans, as we mentioned,  is growing very  strong  for us and that's all  company  funded.  So, I think it  really,  we didn't  during the  quarter  shift any
                    stores  or   markets   from  being   company-funded   versus
                    servicing. So the same stores that we're doing servicing loans as of June 30 are still servicing them. We don't anticipate any of that kind of shifting as we sit here today. What is happening is our company funded loan revenue is becoming a larger piece of the loan revenue pie as a result of particularly, the business is growing nicely in the U.S. but it's growing at a quicker rate in Canada.

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L.Clark             Sure. Well, do you have the ability in certain markets, take for instance, where you can actually have the choice of either being a third-party loan or a company funded loan or do the stores pretty much have to be one or the other?

D.Gayhardt          The store has to be one or the other. I guess technically we could do it, I just think from a confusion standpoint, I'm not sure, I guess we could maybe get a little more flexibility in the product design but I think we haven't chose, nor do I know of anybody in the industry that offers the two variances within the same store.

J.Weiss Remember, one of the great advantages of using the bank model is it gives a uniformity of product.

D.Gayhardt          Across the U.S. stores.

L.Clark Then, in terms of, has there been a sequential deterioration in credit quality on your loans because if I do the percentage of provision versus the total company loan revenues, it seems like quarter-to-quarter, so second quarter to third quarter, the provisions went up as a percentage. Is that just normal seasonality or are we seeing a slight to sequential deterioration in credit quality?

D.Gayhardt          Let me just pull the numbers  here. I think two things.  One is the U.K. business has been growing and that has, again, the provision is against company-funded loans. So, the U.K.
                    loans have been growing and that has a higher loss rate.

                    Secondly, what I've talked about in Canada where we're taking a little bit more credit risk up there in certain pockets, so we're driving very nice loan volume increases yet. I think if you look at the year-over-year stats in Canada are that our loss is a percentage of the face amount originated went from about 1.4% to about 1.8%. So, it's still a very, very manageable number and the lowest of our three markets. So there isn't any kind of like-for-like deterioration that we see. This credit quality borrower with this size loan in Canada, we're still seeing the same kind of delinquency and default rates on those.

L.Clark All right, so you're just taking profitable little higher risk and managing your risk profitably.

D.Gayhardt          Yes, and I think, as I said,  it's really  something that we feel pretty good about the collection apparatus now. So we feel like we can take measured risks in those categories.

L.Clark             Thank you, everybody.

D.Gayhardt          Any other questions?

Coordinator         I show no additional questions.

D.Gayhardt          Okay.

J.Weiss             Thanks, everyone.

D.Gayhardt          Terrific. Thank you.

Coordinator         Thank you for your  participation.  Today's  conference  has ended and you may disconnect at this time.

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